EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of July 22, 2013 by and between MILLER ENERGY RESOURCES, INC., a Tennessee Corporation (the “Company”), and Catherine A. Rector (“Executive”).

Whereas, the Company and Executive entered into an Employment Agreement dated July 30, 2012 (the “Commencement Date”); and

Whereas, the Company and Executive desire to amend and restate that original employment agreement (the “Original Agreement”); and

Whereas, the Company wishes to enter into this Agreement in order to secure Executive's employment under the terms herein stated.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.    Employment and Initial Employment Period.

The Company hereby employs Executive, and Executive agrees to serve the Company under the terms of this Agreement, for a term of fourteen (14) months, subject to earlier termination as provided herein, commencing as of Commencement Date until September 30, 2013 (the “Initial Term” or “Initial Employment Period” and the full term hereunder, including the Initial Term, shall be the “Term” or the “Employment Period”).

2.    Duties and Status.

(a)The Company hereby engages Executive as Vice President and Chief Accounting Officer on the terms and conditions set forth in this Agreement. During the Employment Period, Executive shall report directly to the Chief Financial Officer (“CFO”) of the Company, or in the absence of such an officer, to the acting CFO. Executive shall exercise such authority, perform such executive duties and functions and discharge such executive responsibilities as are assigned by the CFO and as are reasonably associated with Executive's position, consistent with the responsibilities assigned to officers of companies comparable to the Company, commensurate with the authority vested in Executive pursuant to this Agreement and consistent with the charter and bylaws of the Company. Without limiting the generality of the foregoing, Executive shall undertake her duties in a manner consistent with the best interests of the Company and its subsidiaries and shall perform her duties to the best of her ability and in a diligent and proper manner. Executive shall perform all duties, services and responsibilities in accordance with the guidelines, policies and procedures established by the Company's Board of Directors, from time to time.

(b)Executive further agrees to devote her entire business time, attention, full skill and best efforts to the interests and business of the Company. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (i) serve on corporate (subject to approval of the Company's Chief Executive Officer), civic or charitable boards or committees or (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions.

(c)Executive shall have a flexible work schedule allowing her to work from her home as needed.

(d)Executive agrees to maintain her status as a certified public accountant throughout her employment.

3.    Compensation; Benefits and Expenses.

(a)  Salary and Starting Bonus. The Company shall pay to Executive, as compensation for the performance of her duties and obligations under this Agreement, a base salary at the rate of $150,000 per annum during the Employment Period, payable in accordance with the normal payroll practices of the Company for its executive officers. Executive's base salary shall be subject to review each calendar year and may be increased by the Company or, if applicable, the Compensation Committee of the Board of Directors (the initial base salary, subject to such raises or adjustments, being the “Base Salary”).

In addition, under the terms of the Original Agreement, the Company has previously paid the Executive, and Executive shall be entitled to retain, a starting bonus equal to $5,000 on each of (i) the Commencement Date, (ii) on the first business day of the first full calendar month following the Commencement Date and (iii) on the first business day of the second full calendar month following the Commencement Date.

(b) Restricted Stock and Stock Options Grant. Under the terms of the Original Agreement, Executive has received, and Executive shall be entitled to retain, subject to the terms hereof and of the Stock Plan (defined below) (i) 5,000 shares of the Company's common stock (the “Stock”) and (ii) an option to purchase up to 45,000 common shares in Miller (the “Option”), at a strike price per share equal to $3.85 (as determined in accordance with the Original Agreement).

The Stock vests in the Executive in equal annual installments over two years, beginning on the Commencement Date. The Option shall vest in the Executive in equal annual installments over three years, beginning on the Commencement Date. The Option is and will continue to be subject to the terms and conditions applicable to options under the “Miller Petroleum 2011 Equity Compensation Plan (“Stock Plan”) in effect for the Company on the date of this Agreement as well as the applicable stock option agreement which has been provided to the Executive.

The Stock and the shares underlying the terms of the Option shall be, at the time of such grant, unregistered securities under the Securities Act of 1933. Although the Company may file registration statements with respect to such shares, there can be no guaranty that it will do so or that such a filing would be accepted by the Securities and Exchange Commission.

(c)     Other Incentives.

Subject to the terms and conditions set forth herein, the Company agrees to pay the Executive, as a bonus, an additional $50,000 on the last day of the Initial Term (the “End of Term Bonus”).

Executive shall be eligible to receive such additional annual bonuses and/or additional stock option grants based upon the Company's achievement of budgetary and other objectives set by the Compensation Committee of the Board during or before the first quarter of each fiscal year and agreed upon by Executive and the Company in good faith.

(d)     Withholding of Taxes. All payments required to be made by the Company to Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

(e)  Vacation and Sick Leave. Executive shall be entitled to vacation time for each calendar year and such paid sick leave as is in accordance with the normal Company policies and practices in effect from time to time for senior executives but in no event less than four (4) weeks of vacation and ten (10) days of paid sick leave; provided, however, that unless otherwise approved in writing by the CFO, no more than two weeks of such vacation time may be used consecutively, and provided, further, that any accrued but unused vacation time and paid sick leave over and above four (4) weeks and ten (10) days, respectively, shall be forfeited unless otherwise agreed to in writing by the Company and Executive.

(f)  Other Benefits. During the Employment Period, Executive shall be entitled to participate in the employee benefit plans, programs and arrangements of the Company in effect during the Employment Period which are generally available to senior executives of the Company (including, without limitation, if available, group medical insurance plans, life insurance, 401(k) and short and long-term disability plans, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. However, nothing herein shall be construed as limiting the Company's right to alter, amend or terminate any employee benefit plan it currently has in effect.

(g)    Reimbursement for Professional Expenses. The Executive shall be entitled to reimbursement for all reasonable direct expenses incurred in obtaining and maintaining the Executive's license as a CPA, provided that the Executive properly accounts therefor.

(h)     Expenses. In addition to any amounts payable to Executive pursuant to this Section 3, the Company shall reimburse Executive, upon production of accounts and vouchers or other reasonable evidence of payment by Executive, all in accordance with the Company's regular procedures in effect from time to time, all reasonable and ordinary expenses as shall have been incurred by her in the performance of her duties hereunder or other expenses agreed upon in writing by the Company and Executive. For the avoidance of doubt, (i) this provision shall apply to reimbursements incurred prior to the start of the Commencement Date incurred at the direction of the CFO, as well as to reimbursements for amounts incurred after such date and (ii) this provision shall apply to all reasonable (A) relocation and moving costs incurred in the Executive's relocation to the Knoxville, Tennessee, area and (B) the temporary housing or lodging expenses incurred by the Executive upon such relocation until the earlier of the date which is six (6) months after the Commencement Date or the date on which the Executive closes the sale of her present residence in Gallatin Tennessee (and Executive hereby agrees to promptly inform the Company of the sale of such residence) .

4.    Change of Control.

Subject to the terms of Section 5 below, either the Company or the Executive may terminate this Agreement from time to time; provided, however, that in the event (i) the Company shall terminate Executive within six months after (or in anticipation of) any Change of Control (as defined below) or (ii) Executive shall resign within six months after any Change of Control, then Executive will receive, on or before the final payroll date on which she is to receive her last payment of salary hereunder, a lump sum equal to the Base Salary for the period starting on the first day following the end of the Employment Period and ending one (1) year after the date of such Change of Control, at the rate in effect on the last day of the Term, reduced to present value, as set forth in Section 280G of the Internal Revenue Code. All of Executive's options not issued under any Stock Plan shall become immediately vested and exercisable on the date of notice of such termination or resignation. Any options issued pursuant to any Stock Plan shall be governed by the provisions thereof.

For purposes hereof, a “Change in Control” means a change in control (a) as set forth in Section 280G of the Internal Revenue Code or (b) of a nature that would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); provided that, without limitation, such a change in control shall be deemed to have occurred at such time as: any individual or entity (or group thereof), other than Executive, is or becomes the beneficial owner of securities of the Company representing greater than 50% of the combined voting power of the Company's then outstanding voting securities.

Except for the obligations of the Company provided by this Agreement and by operation of applicable law, the Company shall have no further obligations to Executive upon her termination of employment.

5.     Termination During Employment Period Generally.

The Company has the right to terminate the Executive's employment during the Employment Period pursuant to the conditions set forth below.

(a)  Termination for Cause. Executive's employment hereunder may be terminated at any time for Cause. For purposes of this Agreement, Cause shall mean:

(i)Executive's commission of (A) any intentional act of fraud, embezzlement, theft or any other material violation of criminal law, (B) any breach of a fiduciary duty owed to the Company, its Affiliates or their respective directors, shareholders, officers, and employees, (C) any intentional or grossly negligent act which damages the Company's assets, (D) intentional engagement in any competitive activity which would constitute a breach of the Executive's duty of loyalty or his obligations under this Agreement, (E) any other willful or grossly negligent conduct (or any willful or grossly negligent failure to act) by the Executive that is demonstrably and materially injurious to the Company, monetarily or otherwise, any act of dishonesty, fraud or misrepresentation in connection with the performance of the Executive's duties, services or obligations hereunder, or (F) any violation of the Parent's Code of Conduct applicable to its employees;

(ii)    Executive's commission of any other act of moral turpitude injurious to the Company or its Parent, which the Board of Directors of Miller (“Board”) in their reasonable discretion determines has or may be reasonably expected to have a material detrimental impact on the Company's or its Parent's business or operations or would prevent Executive from effectively performing his duties under this Agreement;

(iii)    a willful breach by Executive of any obligations or covenants contained in this Agreement as determined by the Board in their reasonable discretion; and

(iv)    a failure by Executive to discharge her duties, responsibilities and obligations under this Agreement, or a failure to follow the directives of the Miller CFO, as determined by the Board in their reasonable discretion.

(b)  Termination Upon Death or Disability. The Employment Period may, at the discretion of the CFO, be terminated upon the death or Disability (as defined below) of Executive. "Disability" shall mean that as a result of physical or mental illness, injury, infirmity or other incapacity as determined by a physician selected by the Board, Executive is not able to substantially perform her duties and responsibilities to the Company for a period of one hundred twenty (120) consecutive days or an aggregate period of more than one hundred and eighty (180) days in any twelve (12) month period, or if Executive has a guardian of the person or estate appointed by a court of competent jurisdiction. Termination due to disability shall be deemed to have occurred upon the first day of the month following the determination of disability as defined in the preceding sentence.

(c)     Termination by the Company other than Permitted Discharges. The foregoing notwithstanding, the Company may terminate the Executive's employment for whatever reason it deems appropriate; provided, however, that in the event such termination is not based on Cause, as provided in Section 4(a) above, or death or Disability, as provided in Section 4(b) above (terminations under Sections 4(a) and 4(b) being “Permitted Discharges”), the Company may terminate this Agreement upon giving two weeks' prior written notice. For the avoidance of doubt, in connection with any termination that is not a Permitted Discharge, the Company would pay the End of Term Bonus. During such two week period, if requested by the Company, the Executive shall continue to perform the Executive's duties pursuant to this Agreement, and the Company shall continue to compensate the Executive in accordance with this Agreement.

(d)    Termination upon a Change in Control. Executive's employment at any time may be terminated upon a Change in Control only in accordance with Section 4 above.

(e)    Termination by Executive. Executive's employment may be terminated by the Executive upon two weeks' notice to the Company.

(f)     Obligations in Respect of Permitted Discharge or Voluntary Separation. In the event of Permitted Discharge of Executive's employment at any time, or in the event the Executive terminates her employment with the Company under Section 5(e), Executive shall be entitled only to receive her base salary accrued but not paid through the date of termination, reimbursement for properly submitted expenses, and payment for any accrued, but unused vacation days, and the Company shall have no further obligations to Executive.

(g)     Obligations in Respect of Terminations Other Than Permitted Discharges. In the event of termination of Executive's employment in accordance with Section 5(c) above, (1) the Company shall pay the End of Term Bonus to Executive as set forth in Section 3(c) (unless previously paid to the Executive as required in that section); (2) the Company shall pay to Executive as a severance payment the amount equal to the difference between the Company's closing stock price on the date of termination and the exercise price of Executive's vested Options which have not yet been exercised on such date, multiplied by the number of shares underlying those options currently exercisable by Executive (whereupon such Options shall immediately terminate); and (3) Executive shall receive her base salary accrued but not paid through the date of termination (plus payment for any accrued, but unused vacation days), and the Company shall have no further obligations to Executive.

6.     Compliance with IRC Section 409A.

(a)The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company (with reasonable specificity as to the reason therefor) that Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Executive, reform such provision to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit/burden to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation of service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is specified as subject to this Section or that is otherwise considered deferred compensation under Section 409A payable on account of a “separation from service,” and that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive's death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 6(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive's taxable year following the taxable year in which the expense occurred.

(d)Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

7.    Indemnity.

The Company shall, during Executive's employment with the Company and thereafter, indemnify Executive to the fullest extent permitted by law and by its charter and bylaws and shall assure that Executive is covered by the Company's D&O insurance policies, if available, and any other insurance policies that protect employees as in effect from time to time. Such insurance policies shall be with providers, and provide for coverage in amounts, customary and reasonable within the industry in which the Company operates.

8.    Restrictive Covenants.

(a)  Proprietary Information.

(i)  Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the business or financial affairs of the Company or any Affiliates (as defined in Section 8(f) below) is and shall be the exclusive property of the Company or any Affiliates. Such information and know-how shall include, but not be limited to, inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, client lists, business plans, operational methods, pricing policies, marketing plans, sales plans, identity of suppliers or vendors, trading positions, sales, profits, costs or other financial or business information, in each case of or relating to the business of the Company or any Affiliates (collectively, “Proprietary Information”). Except in connection with, and on a basis consistent with, the performance of her duties hereunder, Executive shall not disclose any Proprietary Information to others outside the Company or any Affiliates or use the same for any unauthorized purposes without written approval by the Board, either during or at any time after the Employment Period.

(ii)  Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, customer lists, customer solicitations or other written, photographic, or other tangible material containing Proprietary Information, whether created by Executive or others, which shall come into her custody or possession, shall be and are the exclusive property of the Company or any Affiliates to be used by Executive only in the performance of her duties for the Company.

(iii)  Executive agrees that her obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (i) and (ii) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or any Affiliates or suppliers to the Company or any Affiliates or other third parties who may have disclosed or entrusted the same to the Company or any Affiliates or to Executive in the course of the Company's business.

(iv)  Notwithstanding the foregoing, Proprietary Information shall not include information which (A) is or becomes generally available or known to the public, other than as a result of any disclosure by Executive in violation hereof; or (B) is or becomes available to Executive on a non-confidential basis from any source other than the Company, other than any such source that is prohibited by a legal, contractual, or fiduciary obligation to the Company from disclosing such information.

(v)  In the event that Executive is requested pursuant to, or becomes compelled by, any applicable law, regulation, or legal process to disclose any Proprietary Information, Executive shall provide the Company with prompt written notice thereof so that the Company may seek a protective order or other appropriate remedy or, in the Company's sole and absolute discretion, waive compliance with the terms hereof. In the event that no such protective order or other remedy is obtained, or the Company waives compliance with the terms hereof, Executive shall furnish only that portion of such Proprietary Information which Executive is advised by counsel in writing is legally required. Executive will cooperate with the Company, at the Company's sole cost and expense, in its efforts to obtain reliable assurance that confidential treatment will be accorded such Proprietary Information.

(b)  Developments.

(i)  Executive shall make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by Executive or under her direction or jointly with others during the Employment Period, whether or not during normal working hours or on the premises of the Company or any Affiliates (collectively, “Developments”), other than such Developments which do not reasonably arise from or relate to the duties, services or obligations of the Executive to the Company hereunder (the “Excluded Developments”). Promptly upon request of the Executive, the Company agrees to issue a written release of any and all Excluded Developments. Materials in the possession of the Company shall be deemed adequately disclosed for purposes of this Agreement, without further action by the Executive, including materials included in the Company's files or recorded on the Company's databases.

(ii)  Executive agrees to assign and does hereby assign to the Company (or any entity designated by the Company) all of her right, title and interest in and to all Developments (other than any Excluded Developments) and all related patents, patent applications, copyrights, copyright applications, trademark and trademark applications.

(iii)  Executive agrees to cooperate fully with the Company or any Affiliates, both during and after the Employment Period, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments (other than Excluded Developments). Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company or any Affiliates may deem necessary or desirable in order to protect their rights and interests in any Development in which the Company has an interest.

(c)  Other Agreements. Executive represents that her performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement (i) to keep in confidence proprietary information, knowledge or data acquired by her in confidence or in trust prior to her employment with the Company, (ii) to refrain from competing, directly or indirectly, with the business of her previous employer or any other party, and (iii) to refrain from soliciting the employment of any employees of any previous employer or any other party.

(d)  Non-Solicitation. During the Employment Period and for a period of one (1) year thereafter, Executive shall not, without the written consent of the Company: (i) solicit any employee of the Company or any Affiliates to terminate his or her employment, or (ii) solicit any customers, partners, resellers, vendors or suppliers of the Company on behalf of any individual or entity other than the Company or its Affiliates.

(e)  Enforcement. The Executive acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the provisions of Section 8(a) or (b) herein would be inadequate and a breach thereof will cause irreparable harm to the Company. In recognition of this fact, in the event of a breach by the Executive of any of the provisions of Section 8(a) or (b), the Executive agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, all rights of the Executive to payment or otherwise under this Agreement and all amounts then or thereafter due to the Executive from the Company under this Agreement may be terminated and the Company, without posting any bond, shall be entitled to obtain, and the Executive agrees not to oppose the Company's request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

The Executive acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Section 8(a) or (b) and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the Company. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

(f)     Affiliates. For purposes of this Agreement, “Affiliates” shall mean any individuals or entities that directly or indirectly, through one or more intermediaries, controls, are controlled by or are under common control with the Company. For purposes of this definition, “control” means the power to direct the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

(g)    Survival. The terms of this Section 8 shall survive the Employment Period or any termination of this Agreement (though only for the period specified in Section 8(d) in the case of the non-solicitation obligations specified in that paragraph).

9.    Notices.

Any notice or other communication required or permitted to be given to any party hereunder shall be in writing and shall be given to such party at such party's address set forth below or such other address as such party may hereafter specify by notice in writing to the other party. Any such notice or other communication shall be addressed as aforesaid and given by (a) certified mail, return receipt requested, with first class postage prepaid, (b) hand delivery, or (c) reputable overnight courier. Any notice or other communication will be deemed to have been duly given (i) on the fifth day after mailing, provided receipt of delivery is confirmed, if mailed by certified mail, return receipt requested, with first class postage prepaid, (ii) on the date of service if served personally or (iii) on the business day after delivery to an overnight courier service, provided receipt of delivery has been confirmed:

If to the Company, to:

Miller Energy Resources, Inc.
9721 Cogdill Road, Suite 302
Knoxville, TN 37932
Attention: Chief Financial Officer
With a copy to: Anna East Corcoran, Assistant General Counsel

If to Executive, as follows:
Catherine A. Rector
[HOME ADDRESS]

10.    Non-Assignment; Successors.

Neither party hereto may assign its or her or its rights or delegate its or her duties under this Agreement without the prior written consent of the other party, provided that, the Company may assign its rights hereunder to any Affiliate or successor entity.

11.    Entire Agreement.

This Agreement constitutes the entire agreement by the Company and Executive with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter hereof, whether written or oral.

12.    Amendment and Waiver.

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), only by the written consent of both parties hereto. Any agreement on the part of a party to any extension or waiver shall only be valid if set forth in an instrument in writing signed on behalf of such party. Any such waiver or extension shall not operate as waiver or extension of any other subsequent condition or obligation.

  13.    Unenforceability, Severability.

Each provision in this Agreement is a separate agreement. If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same force and effect as though the unenforceable part had been severed and deleted.

  14.    Specific Performance.

The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

  15.    Governing Law.

This Agreement shall be construed, interpreted and enforced in accordance with, and shall be governed by, the laws of the State of Tennessee applicable to contracts made and to be performed wholly therein without giving effect to principles of conflicts or choice of laws thereof.

  16.     Jurisdiction.

Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the state and federal courts located in Knox County, Tennessee in connection with any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and waives any objection to venue in Knox County, Tennessee. In addition, each of the parties hereto hereby waives trial by jury in connection with any claim or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

  17.    Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

 18.     Advice of Counsel.
Each party acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any Party by reason of the drafting of preparation thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the date first written above.

	MILLER ENERGY RESOURCES, INC.	EXECUTIVE

By:	/s/ Scott M. Boruff	/s/ Catherine A. Rector
	Scott M. Boruff	Catherine A. Rector, Individually
Its: Chief Executive Officer